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17TH MAY, 1996                                                      EXHIBIT 23.3


                      CONSENT OF APPLEBY, SPURLING & KEMPE

     We hereby consent to the use of our opinions and to all references to our Firm included in or made a part of this Registration Statement and in any registration statement that may be filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933 (the "Securities Act"). In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,
Appleby, Spurling & Kempe

/s/  APPLEBY, SPURLING & KEMPE